Exhibit 99.23(g)(ii))

AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT is made as of May 2, 2001 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a state chartered bank (“Bessemer”).

WITNESSETH:

WHEREAS, the Fund and Bessemer are parties to that certain Custodian Agreement dated as of October 12, 1993 (the “Custodian Agreement”), pursuant to which Bessemer serves as Custodian for the Fund; and

WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement (i) to comply with the requirements of Rule 17f-7 under the Investment Company Act of 1940, as amended and (ii) to amend the compensation payable thereunder;

NOW, THEREFORE, the parties hereby agree as follows:

1. Paragraph 6(a) of the Custodian Agreement is hereby amended by adding the following sentence at the end thereof:

“Bessemer (or any such bank or trust company) shall monitor the custody risks associated with maintaining the Fund’s assets with an “Eligible Securities Depository” as defined in Rule 17f-7 under the 1940 Act, on a continuing basis, and promptly notify the Fund or its investment adviser of any material changes in these risks.”

2. Paragraph 22 of the Custodian Agreement is hereby amended to read as follows:

“During the term of this Agreement, the Fund will pay to Bessemer .20% of the average daily net assets of the Old Westbury International Fund and .15% of the average daily net assets the Old Westbury Core Equities Fund, the Old Westbury Capital Opportunity Fund, the Old Westbury Fixed Income Fund the Old Westbury Municipal Bond Fund.”

3. Paragraph 24 of the Custodian Agreement is hereby amended by adding the following sentence after the second sentence thereof:

“In addition, Bessemer shall be obligated to exercise reasonable care, prudence and diligence in performing the requirements of paragraphs (a)(1)(i)(A) and (B) of Rule 17f-7 under the 1940 Act or to adhere to a higher standard of care.”

4. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Custodian Agreement as of the day and year first above written.

OLD WESTBURY FUNDS, INC.

By:	/s/ Walter B. Grimm

BESSEMER TRUST COMPANY

By:	/s/ John G. MacDonald
Name: John G. MacDonald
Title: Managing Director & CFO